UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-33008	98-0221142
(Commission File Number)	(IRS Employer Identification No.)

Plaza America Tower I
11700 Plaza America Drive, Suite 1010
Reston, Virginia  20190
(Address of principal executive offices, including zip Code)

(703) 964-1400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The disclosure provided in Item 1.03 below regarding the Support Agreement (as such term is defined below) is incorporated herein by reference.

Item 1.03  Bankruptcy or Receivership

On May 15, 2009, each of DBSD North America, Inc. (formerly ICO North America, Inc.) and its subsidiaries (“DBSD”), a 99.84% owned subsidiary of ICO Global Communications (Holdings) Limited (“ICO Global”), filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (collectively, the “Chapter 11 Cases”). DBSD will continue to manage its properties and operate its businesses as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  ICO Global did not file a petition for relief and is not a debtor in the Chapter 11 Cases.  A copy of the press release, dated May 15, 2009, announcing the filing of the Chapter 11 Cases is attached hereto as Exhibit 99.1.

On May 15, 2009, DBSD and ICO Global entered into a Support Agreement, a copy of which is attached hereto as Exhibit 10.1 (the “Support Agreement”), with certain guarantors (the “Guarantors”) party to the Indenture dated August 15, 2005 (as amended to date, the “Indenture”), among DBSD, the Guarantors and The Bank of New York (now known as The Bank of New York Mellon), as Trustee, and certain beneficial holders of the 7.5% Convertible Senior Secured Notes due 2009 (the “Notes”) issued by DBSD pursuant to the Indenture (the “Participating Holders”) holding approximately 57% of the total outstanding Notes.  Pursuant to the Support Agreement, DBSD, ICO Global and the Participating Holders intend to implement a financial restructuring of DBSD through the Chapter 11 Cases (the “Pre-Arranged Plan”) on the terms and conditions set forth in the Term Sheet, a copy of which is attached to the Support Agreement as Exhibit A (the “Term Sheet”).  In addition, pursuant to the Support Agreement and subject to the terms thereof, the Participating Holders have agreed, when properly solicited, to vote in favor of the Pre-Arranged Plan in the Chapter 11 Cases.  The lenders under the Amended and Restated Revolving Credit Agreement dated April 7, 2008 (the “Credit Agreement”) have not agreed to the terms of the Pre-Arranged Plan and have not signed the Support Agreement in their capacity as Credit Agreement lenders.

Pursuant to the Term Sheet and in accordance with the Pre-Arranged Plan, the entire outstanding principal amount and accrued interest of the Notes, approximately $750 million as of May 15, 2009, will be converted into a number of shares of common stock of the restructured DBSD equal to approximately 95% of the total outstanding stock.  After the consummation of the restructuring, ICO Global will own approximately 5% of the outstanding common stock of DBSD. In addition, ICO Global will receive warrants to purchase at $0.01 per share up to an additional 10% of the common stock of DBSD which shall be exercisable upon certain Valuation Events (as defined in the Term Sheet).

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the bankruptcy petition on May 15, 2009 described above constituted an event of default under the Indenture and the Credit Agreement and results in the acceleration of all amounts due under such obligations (the “Accelerated Direct Financial Obligations”).  The aggregate amount of the Accelerated Direct Financial Obligations is approximately $798 million. The ability of the creditors to seek remedies to enforce their rights under such agreements is automatically stayed as a result of the filing of the Chapter 11 Cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.  The automatic stay invoked by the filing of the Chapter 11 Cases effectively precludes any action against DBSD resulting from such acceleration.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains various forward-looking statements that are intended to be covered by the safe harbor provided by Section 21D of the Securities Exchange Act of 1933, as amended.  These statements include statements about our present plans and intentions, about our strategy, growth, and deployment of resources, and about our expectations for future financial performance.  Forward-looking statements use prospective language, including words like “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plans,” “intends,” or other similar terminology.

Because forward-looking statements are, in part, an attempt to project future events and explain current plans, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those projected in forward-looking statements.  These risks and uncertainties include, without limitation, the risks described in Part I – Item 1A “Risk Factors” contained in ICO Global’s most recent Annual Report on Form 10-K.

Information presented in this report is accurate as of the date the report is filed with the SEC.  We do not undertake any duty to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

Item 9.01  Financial Statements and Exhibits

10.1  Support Agreement dated May 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (Registrant)

Date: May 15, 2009	By:	/s/ John L. Flynn
John L. Flynn
Executive Vice President, General Counsel and Corporate Secretary